OSI
Outsourcing Solutions Inc.
Timothy G. Beffa
President and
Chief Executive Officer
phone 314-514-2600
fax 314-576-1867


 390 South Woods Mill Road
 Suite 150
 St. Louis, Missouri  63017

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TO:      All OSI and Union Employees

FROM:    Tim Beffa

DATE:    January 27, 1998

SUBJECT: Press Release
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                                 PRESS RELEASE
               OUTSOURCING SOLUTIONS INC. COMPLETES TENDER OFFER

                           FOR THE UNION CORPORATION

St. Louis, Missouri, January 26, 1998 - Outsourcing Solutions Inc. ("OSI") announced today that its wholly owned subsidiary, Sherman Acquisition Corporation, had successfully completed its tender offer for all outstanding shares of the Common Stock of The Union Corporation (NYSE: UCO) ("Union") at a price of $31.50 per share in cash.


OSI stated that, based on a preliminary count, a total of 4,613,829 shares of Common Stock (including 1,040,606 shares subject to guarantees of delivery) had been tendered pursuant to the offer, which expired at 12:00 midnight, EST, on Friday, January 23, 1998. All such shares have been accepted for purchase in accordance with the terms of the offer.

After giving effect to the purchase of the shares tendered, OSI will own approximately 79% of the outstanding shares of Common Stock of Union.

OSI intends to cause a meeting of the shareholders of Union and effect the merger of Sherman Acquisition Corporation into Union as promptly as possible. All remaining Union shareholders will be entitled to receive, in the merger, the same $31.50 cash price for each of their shares. Upon consummation of the merger, Union will become a wholly owned subsidiary of OSI.

With this acquisition, OSI, a McCown De Leeuw & Co. portfolio company, becomes one of the largest receivables management companies in the United States with pro forma 1997 revenue of approximately $450 million. The combination of OSI and Union creates a receivables management company that is capable of offering services across the entire spectrum of the receivables management market, from credit usage and management, to outsourcing of pre-charge-off receivables, to contingent collection of delinquent debts, to purchasing portfolios of charged-off debt.

Union, which posted $121.7 million in revenue in the year ended June 30, 1997, operates in three primary market segments through its Transworld Systems division, the largest collection agency serving small businesses; Allied
Bond & Collection Agency and Capital Credit Corporation, both contingent collection agencies; and Interactive Performance and High Performance Services, units which provide leading-edge credit usage and receivables management outsourcing services to major corporations.

OSI was formed in September 1995 by McCown De Leeuw & Co., a private equity firm with offices in New York City and Menlo Park, California, to become one of the leading companies in the highly fragmented and rapidly consolidating collections industry. OSI serves credit grantors in a wide range of industries including banking, retailing, health care, government and education, direct marketing, telecommunications and utilities.